EXHIBIT 11

                            DOMINION RESOURCES, INC.
               COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK
                             ASSUMING FULL DILUTION

                                             (Million, Except Per Share Amounts)

                                                      1997      1996      1995
                                                      ----      ----      ----
Consolidated net income (1)                          $399.2     $472.1    $425.0
                                                     ------     ------    ------
Adjustment to average common shares:
  Shares of common stock - average
    shares outstanding                                185.2      178.3     173.8

Plus: Additional shares assuming conversion
  of installments received on stock purchase plan
  at average market value (2)                           0.0        0.0       0.5

Adjusted average common shares                        185.2      178.3     174.3
                                                     ------     ------    ------

Earnings per share                                    $2.15      $2.65     $2.45
                                                     ------     ------    ------

Notes:  (1) See the Consolidated Statements of
            Income.
        (2) Based on the following data:
                                                       1997      1996      1995
                                                       ----      ----      ----

Installments received on stock purchase plan
  at year-end                                          $0.7      $0.0      $17.8

Average market per common share                      $38.06    $40.63     $38.25